Exhibit 99.1

Notice to Directors and Executive Officers of Tenneco Inc. Regarding “Blackout Period” and Restrictions on Ability to Trade in Equity Securities of Tenneco Inc.

TO:	The members of the Board of Directors and Executive Officers of Tenneco Inc.

FROM:	James D. Harrington

RE:	Important Notice Regarding “Blackout Period” Under the Tenneco Inc. 401(k) Retirement Savings Plan and Restrictions on Ability to Trade in Equity Securities of Tenneco Inc.

DATE:	December 9, 2013

Participants in the Tenneco Inc. 401(k) Retirement Savings Plan (the “Plan”) have been notified that there will be a temporary “blackout period” that will apply to the Plan due to the Plan’s conversion to a new administrator. The blackout period is necessary to allow sufficient time to complete the conversion to the new administrator. During the blackout period, Plan participants will be unable to direct or diversify investments in their individual accounts, or obtain a loan, withdrawal or distribution from the Plan. This notice is to inform you of significant restrictions on your ability to trade in any equity security of Tenneco Inc. during the upcoming blackout period. The blackout period will be in effect beginning at 1:00 p.m. Eastern time on December 24, 2013 and is expected to end during the week of January 12, 2014. Even if you are not a participant in the Plan, this restriction does affect you—please read this entire memorandum.

During the blackout period, and in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, as directors and executive officers of Tenneco Inc., you are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of Tenneco Inc. (or derivatives thereof) acquired in connection with your service or employment as a director or executive officer (as defined in the rules). Generally, this rule applies to directors and executive officers of public companies and is designed to ensure they do not buy or sell securities of an issuer when participants of an employee benefit plan such as the Plan are temporarily prevented from engaging in equity security transactions through their plan accounts.

Although this trading restriction is subject to certain exceptions, given the complexity of the rule and the short duration of the blackout period, you should avoid transactions involving Tenneco Inc. equity securities during the blackout period. This includes, without limitation, any purchases or dispositions of Tenneco Inc. common stock (or derivatives thereof) held inside or outside of the Plan, selling any Tenneco Inc. common stock you originally received as a restricted stock grant and/or exercising any of your stock options. These restrictions apply in addition to the trading restrictions under our securities trading policy.

We will notify you when the blackout period has ended. If you should have any questions concerning this notice or the blackout period, please feel free to contact me at (847) 482-5000 or by mail at Tenneco Inc., 500 N. Field Drive, Lake Forest, Illinois 60045. During the blackout period you may obtain, without charge, information as to whether the blackout period has begun or ended by contacting me at the above telephone number or address.